                            Exhibit99.1

For Immediate Release                                                                                                                                                                                                              Contact: Mark Bierley
February 7, 2012                                                                                                                                                                                                   (919) 774-6700

THE PANTRY ANNOUNCES FIRST QUARTER FISCAL 2012 FINANCIAL RESULTS

Cary, North Carolina, February 7, 2012 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its fiscal first quarter ended December 29, 2011.

First Quarter Summary:

•
Net loss was $2.9 million or $0.13 per share.  This compares to a net loss of $12.2 million or $0.54 per share in last year’s first quarter.  Excluding the impact of impairment charges and loss on extinguishment of debt, the net loss for the first quarter of fiscal 2012 was $2.6 million or $0.11 per share (see reconciliation below).

•	Adjusted EBITDA was $43.8 million, compared to $32.1 million a year ago.

•	Comparable store merchandise revenue increased 2.0%.

•	Merchandise gross margin was 33.2%, compared to 33.5% a year ago.

•	Fuel gross profit was $55.9 million, compared to $50.7 million a year ago.

•
Long-term debt was reduced by $44.1 million in the first quarter of fiscal 2012.  Additionally, $33.9 million of the 3% convertible notes were repurchased in the second quarter of fiscal 2012 bringing the year-to-date total reduction to $78.0 million.

Interim Chief Executive Officer Edwin J. Holman said, “We delivered $43.8 million of Adjusted EBITDA in the first quarter of fiscal 2012, an $11.7 million increase compared to the prior year, primarily due to a more favorable fuel pricing environment and lower expenses.  As we continue revising our pricing strategy to position the Company for the longer term, we remain focused on improving our sales trends, expense management, and debt reduction.”

Comparable store merchandise sales in the first quarter increased 2.0% in total and 4.4% excluding cigarettes.  Total merchandise gross profit for the quarter was $142.2 million, an increase of 1.2% from the first quarter a year ago.

Retail fuel gallons sold in the first quarter decreased 6.5% overall and 7.4% on a comparable store basis from last year’s first quarter.  Fuel gross profit for the first quarter increased 10.2% compared to the same period a year ago, primarily due to an increase in retail fuel margin per gallon to $0.122 compared to $0.104 a year ago.

Total store operating and general and administrative expenses for the first quarter were $154.4 million, a decrease of $4.9 million from the first quarter last year.  This decrease was primarily due to lower lease and other store facilities expenses, as well as reductions in general and administrative expenses.

The Company had $150.7 million in cash on hand and $123.6 million in available capacity under its revolving credit facilities as of December 29, 2011, allowing it to continue to execute on its core strategies.

Fiscal 2012 Outlook

The Company announced the following updated guidance ranges for its expected performance (excluding potential acquisitions) in fiscal 2012, which is a 52-week fiscal year:

	Q2 FY11	Q2 FY12 Guidance		FY11	FY12 Guidance
	Actual	Low	High	Actual	Low	High

Merchandise sales ($B)	$0.42	$0.42	$0.43	$1.78	$1.78	$1.82

Merchandise gross margin	34.3%	33.5%	34.3%	33.9%	33.5%	34.1%

Retail fuel gallons (B)	0.45	0.41	0.42	1.89	1.75	1.80

Retail fuel margin per gallon	$0.137	$0.095	$0.115	$0.135	$0.115	$0.129

Store operating expenses ($M)	$127	$127	$130	$524	$520	$528

General & administrative expenses ($M)	$29	$23	$24	$104	$93	$96

Depreciation & amortization ($M)	$29	$29	$30	$117	$113	$117

Interest expense ($M) *	$22	$20	$21	$88	$81	$84

Capital expenditures, net ($M)	$26	$21	$24	$93	$80	$90

*Excludes loss on extinguishment of debt

Conference Call

Interested parties are invited to listen to the first quarter earnings conference call scheduled for Tuesday, February 7, 2012 at 8:30 a.m. Eastern Time.  The call will be broadcast live over the Internet and will be accessible through either the Investors section of the Company's website at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible for 30 days.

Use of Non-GAAP Measures

Adjusted EBITDA

Adjusted EBITDA is defined by the Company as net income (loss) before interest expense, net, gain/loss on extinguishment of debt, income taxes, impairment charges and depreciation and amortization.  Adjusted EBITDA is not a measure of operating performance or liquidity under generally accepted accounting principles in the United States of America (“GAAP”) and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data.  The Company has included information concerning Adjusted EBITDA because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the Company’s business, make strategic acquisitions and to service debt. Management also uses Adjusted EBITDA to review the performance of the Company's business directly resulting from its retail operations and for budgeting and compensation targets.  Adjusted EBITDA does not include impairment of long-lived assets and other charges.  The Company excluded the effect of impairment losses because it believes that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our remaining assets.  Adjusted EBITDA does not include gain/loss on extinguishment of debt because it represents financing activities and is not indicative of the ongoing performance of our remaining stores.

Net Income/(Loss) and Net Income/(Loss) Per Share Excluding Certain Items

In addition to net income/(loss) and net income/(loss) per share presented in accordance with GAAP, the Company has also presented net income/(loss) and net income/(loss) per share for the three months ended December 29, 2011 and December 30, 2010 excluding the after-tax impact of non-cash charges related to impairment and loss on extinguishment of debt.  Management believes that investors find this information useful as a reflection of the Company’s underlying operating performance and that this information facilitates comparisons between the Company and other companies in its industry.  Management uses these measures as part of its preparation of operating plans, budgets and forecasts and in its assessment of the Company’s historical performance.

Additional Information Regarding Non-GAAP Measures

Any measure that excludes interest expense, gain/loss on extinguishment of debt, depreciation and amortization, impairment charges, or income taxes has material limitations because the Company uses debt and lease financing in order to finance its operations and acquisitions, uses capital and intangible assets in its business and must pay income taxes as a necessary element of its operations.  Due to these limitations, the Company uses non-GAAP measures in addition to and in conjunction with results and cash flows presented in accordance with GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, the measures referenced above, each as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company's use of these measures with non-GAAP financial measures having the same or similar names used by other companies.

About The Pantry

Headquartered in Cary, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. As of February 3, 2012, the Company operated 1,618 stores in thirteen states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry's stores offer a broad selection of merchandise, as well as fuel and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial condition or performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements can generally be identified by the use of words such as “expect,” “plan,” “anticipate,” “outlook,” “guidance,” “believes,” “target,” “goal,” “forecast,” “will,” “may” or words of similar meaning.  Forward-looking statements are likely to address matters such as the Company’s anticipated sales, expenses, margins, capital expenditures, profits, cash flows, liquidity and debt levels, as well as our pricing strategies and their anticipated impact and our expectations relating to the costs and benefits of our merchandising initiatives. These forward-looking statements are based on the Company's current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements.  Any number of factors could affect actual results and events, including, without limitation; the Company's ability to enhance its operating performance through its in-store initiatives; fluctuations in domestic and global petroleum and fuel markets; realizing expected benefits from the Company's fuel supply agreements; changes in the competitive landscape of the convenience store industry, including fuel stations and other non-traditional retailers located in the Company's markets; the effect of national and regional economic conditions on the convenience store industry and the Company's markets; the global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions and climate change on customer traffic and spending; legal, technological, political and scientific developments regarding climate change; financial difficulties of suppliers, including the Company's principal suppliers of fuel and merchandise, and their ability to continue to supply its stores; the Company's financial leverage and debt covenants; a disruption of our IT systems or a failure to protect sensitive customer, employee or vendor data; the ability of the Company to take advantage of expected synergies in connection with acquisitions;

the actual operating results of stores acquired; the ability of the Company to divest non-core assets; environmental risks associated with selling petroleum products; and governmental laws and regulations, including those relating to the environment. These and other risk factors are discussed in the Company's Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company's estimates and plans as of February 7, 2012.  While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.
Unaudited Consolidated Statements of Operations and Selected Financial Data
(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended
	December 29, 2011	December 30, 2010
	(13 weeks)	(13 weeks)
Revenues:
Merchandise	$428,356	$419,865
Fuel	1,534,620	1,383,941
Total revenues	1,962,976	1,803,806

Costs and operating expenses:
Merchandise cost of goods sold	286,147	279,316
Fuel cost of goods sold	1,478,710	1,333,192
Store operating	128,869	131,884
General and administrative	25,494	27,350
Asset impairment	522	---
Depreciation and amortization	27,366	28,831
Total costs and operating expenses	1,947,108	1,800,573

Income from operations	15,868	3,233

Other expenses:
Loss on extinguishment of debt	82	---
Interest on lease finance obligations	11,091	10,686
Interest expense – all other, net	10,257	11,051
Total other expenses	21,430	21,737

Loss before income taxes	(5,562)	(18,504)

Income tax benefit	2,633	6,307

Net loss	$(2,929)	$(12,197)

Loss per share:
Net loss per diluted share	$(0.13)	$(0.54)
Diluted shares outstanding	22,516	22,404

Selected financial data:
Adjusted EBITDA	$43,756	$32,064
Payments made for lease finance obligations	12,699	11,953
Merchandise gross profit	$142,209	$140,549
Merchandise margin	33.2%	33.5%
Retail fuel data:
Gallons	455,241	487,141
Margin per gallon (1)	$0.122	$0.104
Retail price per gallon	$3.32	$2.81
Total fuel gross profit	$55,910	$50,749

Comparable store data:
Merchandise sales %	2.0%	1.3%
Fuel gallons %	-7.4%	-5.2%

Number of stores:
End of period	1,624	1,669
Weighted-average count	1,635	1,644
Prior year-end count	1,649	1,638

(1)	Fuel margin per gallon represents fuel revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on fuel equipment. Fuel margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)
	December 29, 2011	September 29, 2011

ASSETS
Cash and cash equivalents	$150,665	$213,768
Receivables, net	93,433	98,144
Inventories	139,974	133,383
Other current assets	39,298	37,620
Total current assets	423,370	482,915

Property and equipment, net	982,403	991,308
Goodwill	435,765	435,765
Other noncurrent assets	22,836	24,357
Total assets	$1,864,374	$1,934,345

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$113,760	$31,883
Current maturities of lease finance obligations	8,621	8,212
Accounts payable	147,636	151,835
Other accrued liabilities	98,232	117,639
Total current liabilities	368,249	309,569

Long-term debt	589,291	715,275
Lease finance obligations	448,249	449,255
Deferred income taxes	64,249	61,579
Deferred vendor rebates	17,114	18,714
Other noncurrent liabilities	56,372	57,633
Total shareholders’ equity	320,850	322,320
Total liabilities and shareholders’ equity	$1,864,374	$1,934,345

The Pantry, Inc.
Reconciliation of Non-GAAP Financial Measures
(In thousands)

	Quarter Ended
	December 29, 2011	December 30, 2010

Adjusted EBITDA	$43,756	$32,064
Asset impairment	(522)	---
Loss on debt extinguishment	(82)	---
Interest expense, net	(21,348)	(21,737)
Depreciation and amortization	(27,366)	(28,831)
Income tax benefit	2,633	6,307
Net loss	$(2,929)	$(12,197)

Adjusted EBITDA	$43,756	$32,064
Loss on debt extinguishment	(82)	---
Interest expense, net	(21,348)	(21,737)
Income tax benefit	2,633	6,307
Stock-based compensation expense	918	707
Changes in operating assets and liabilities	(18,767)	(30,458)
Provision (benefit) for deferred income taxes	(3,127)	12,882
Other	2,708	2,034
Net cash provided by operating activities	$6,691	$1,799

Additions to property and equipment, net	$(22,355)	$(21,252)
Acquisitions of businesses, net	--	(47,564)
Net cash used in investing activities	$(22,355)	$(68,816)

Net cash used in financing activities	$(47,439)	$(1,367)

	Quarter Ended
	December 29, 2011

	Pre Tax	After Tax	EPS

Loss, as reported	$(5,562)	$(2,929)	$(0.13)
Asset impairment	522	319	0.01
Loss on extinguishment of debt	82	50	0.00
Loss, as adjusted	$(4,958)	$(2,560)	$(0.11)